                                                        								  Exhibit 21.1

	              	  SUBSIDIARIES OF COOKER RESTAURANT CORPORATION

Cooker Restaurant Corporation directly or indirectly owns all of the outstanding interests in the following subsidiaries:

CGR Management Corporation, a Florida corporation
Florida Cooker LP, Inc., a Florida Corporation
Southern Cooker Limited Partnership, an Ohio limited partnership